Exhibit 99.1

Quarter-to-Date
Sales Update

June 20, 2008

(% change versus PY)	April & May 2008	Commentary
Consolidated Sales	14%	Solid underlying growth of 5% driven by Merchant and Tonnage segments, partially offset by lower equipment sales (2%). Currency +5%, acquisitions +1% and natural gas/RM pass-thru +5%.
Merchant Gases	20%	Strong pricing and better volumes across all regions. Currency +8% and acquisitions +2%.
Tonnage Gases	23%	Volume growth driven by new plant start-ups partially offset by lower spot volumes. Currency +3%, acquisitions +1% and higher natural gas and raw material pass-thru +16%.
Electronics and Performance Materials	3%	Performance Materials sales benefited from strong volume growth particularly in Asia and higher prices. Electronics sales declined on lower equipment sales driven by a drop in industry capital spending. Excluding equipment, Electronics sales increased 6%
due to strong growth in Tonnage and higher Materials’ volumes,
		partially offset by restructuring impacts. Currency +3%.
Healthcare	10%	Sales increased 9% due to currency. Strength in the Europe homecare business was largely offset by lower US revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.